COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT
IN DREYFUS VARIABLE INVESTMENT FUND, ZERO COUPON
2000 PORTFOLIO AND THE MERRILL LYNCH U.S. TREASURY
COUPON 3-YEAR STRIPS INDEX


EXHIBIT A:

               MERRILL LYNCH        DREYFUS VARIABLE
               U.S. TREASURY        INVESTMENT FUND,
  PERIOD       COUPON 3-YEAR        ZERO COUPON 2000
               STRIPS INDEX *          PORTFOLIO

 8/31/90                  10,000                10,000
 12/31/90                 10,571                10,677
 12/31/91                 12,206                12,822
 12/31/92                 13,147                13,959
 12/31/93                 14,198                16,079
 12/31/94                 13,910                15,450
 12/31/95                 15,972                18,223
 12/31/96                 16,614                18,695
 12/31/97                 17,860                20,006

*Source: Merrill Lynch, Pierce, Fenner and Smith Inc.